EXHIBIT 10.11

AGREEMENT

This Agreement with Novacea Inc. (hereinafter referred to as “Sponsor”) with an address of 601 Gateway Boulevard, Suite 450, South San Francisco, California 94080, is the sponsor or sponsor-investigator, as those terms are defined in Title 21 of the Code of Federal Regulations, CFR 312.3, of a study (the “Study”) entitled:

“A Phase 1 / 2 Multicenter, Open Label, Dose Ranging Study of DN-101 and Taxotere® in Patients with Advanced (Stage IIIB or IV) Non-Small Cell Lung Cancer (NSCLC) who Have Failed Previous Therapy with Platinum-Based Chemotherapy”; and

WHEREAS, Aventis Pharmaceuticals Inc. (“AVENTIS”), has an interest in the results and findings of the Study, which it has not sponsored;

NOW, THEREFORE, AVENTIS and Sponsor, for valuable consideration and intending to be legally bound, agree as follows.

1.	Upon confirmation to AVENTIS of Sponsor’s receipt of all required authorizations to conduct the Study in accordance with applicable law, AVENTIS shall provide to Sponsor Grant-in-Aid Study funds as described in Paragraph 4 below.

2.	Sponsor shall:

a.	Use such funds supplied by AVENTIS pursuant to this Agreement only for carrying out the Study.

b.	Conduct the Study according to the protocol that Sponsor has submitted to AVENTIS for review. Sponsor shall assume responsibility for billing investigational subjects and third parties for services furnished pursuant to an approved protocol, only as permitted by applicable law.

c.	Conduct the Study in accordance with all applicable federal, state and local laws and regulations, including without limitation FDA regulations and guidelines for good clinical practices, and all written instructions from AVENTIS regarding the Study medication.

d.	Furnish AVENTIS with copies of Study documents upon request, provide information regarding Study progress, including written quarterly reports if requested, and allow AVENTIS access to any and all Study data upon request. Reports to AVENTIS will not use subjects’ names without subjects’ consent. Absent consent, a numerical system will be used to protect each subject’s confidentiality. In the event that any subjects’ names are inadvertently divulged, AVENTIS will delete the identifying information. It shall be Sponsor’s responsibility to ensure that all requirements regarding confidentiality are satisfied.

e.	Report all adverse experiences directly to the FDA and/or the applicable AVENTIS clinical team in accordance with applicable law and Study protocol,

with a copy of any FDA reports sent directly to AVENTIS. A copy of all serious, related adverse event reports will be forwarded to AVENTIS Global Pharmacovigilance and Epidemiology (Email: GPEmailbox@aventis.com; Fax: 908-231-4827) within 24 hours of receipt by Sponsor.

f.	Provide AVENTIS with a final report of Study results upon completion of Study.

g.	Submit to AVENTIS for review, for editorial and patent protection purposes, any manuscript or abstract prepared for publication at least 30 days prior to submission to publisher. Upon written request by AVENTIS to Sponsor within such thirty (30) days, Sponsor agrees to delay such publication until AVENTIS determines that the publication will not compromise any patent rights. However, such delay shall not exceed ninety (90) additional days.

h.	Return to AVENTIS all unearned funds not substantiated by Study expenses.

3.	AVENTIS shall provide Sponsor funds for the conduct of the Study in the total amount of Three hundred and seventy two thousand dollars ($372,000.00), to be paid as outlined in Exhibit B.

4.	Payment shall be made to:	Novacea Inc.
Attn.: Brad Goodwin, CEO
601 Gateway Boulevard
Suite 450
South San Francisco, California 94080
Federal Tax ID No.: 33-0960223

5.	For all purposes herein, “Invention” shall mean any discovery, improvement, concept or idea whether or not patentable or copyrightable, which (i) arises out of work performed pursuant to the obligations of this Agreement; (ii) is conceived during the term of the Agreement; and (iii) includes but is not limited to processes, methods, software, formulae, techniques, compositions of matter, devices, and improvements thereof and know-how relating thereto. Sponsor will disclose promptly to AVENTIS or its nominee any and all Inventions, patentable or not, arising out, of work pursuant to use of Confidential Information (as identified in paragraph 7 below) and all such Inventions shall be jointly owned by AVENTIS and the Sponsor. Any Joint Invention relating solely to the manufacture, use or sale of Taxotere may be sublicensed by Novacea only with the prior consent of Aventis, which consent shall not be unreasonably withheld. Any Joint Invention relating solely to the manufacture, use or sale of Vitamin D or any analog or derivative of Vitamin D may be sublicensed by Aventis only with the prior consent of Novacea, which consent shall not be unreasonably withheld. The parties shall in good faith cooperate in obtaining, maintaining and defending any intellectual property rights, both U.S. and foreign, to Invention. These obligations shall continue beyond the termination of this Agreement with respect to Inventions, discoveries and improvements conceived or made during the course of or as a result of the work to be done pursuant to this Agreement.

6.	All materials, documents and information supplied by one party to the other pursuant to this Agreement are the Confidential Information of the disclosing party and may be used by the receiving party only to the extent necessary to perform its obligations hereunder. The receiving party will not disclose any Confidential Information of the other party without the prior written consent of the disclosing party, other than to the FDA, hospital authorities, IRB members, and clinical investigators, and to the agents and employees of the receiving party on a need-to-know basis. The obligations of the receiving party under this paragraph 7 shall continue in effect for a period of 10 years from the effective date of this Agreement. The foregoing obligations regarding the confidentiality and nondisclosure of information shall not apply to information that:

a.	is already known to receiving party at the time of disclosure hereunder;

b.	is or becomes publicly available through no fault of receiving party or anyone doing work under their direction pursuant to the terms of this Agreement;

c.	is received from a third party that receiving party believes in good faith has a right to disclose it; or

d.	is required by law to be disclosed.

7.	Sponsor agrees to provide, and Sponsor agrees to cause all investigators and sub-investigators to provide, AVENTIS with such information as AVENTIS shall request from time to time regarding direct or indirect financial interests or other arrangements between Sponsor and/or Aventis and any individual who will be directly involved in the treatment or evaluation of research subjects participating in the Study, all in accordance with the requirements of 21 CFR 54.

8.	For the purposes of this Agreement the term “AVENTIS” shall be deemed to include Aventis Pharmaceuticals Inc. and its affiliates.

9.	This Agreement shall be governed by the laws of the State of New Jersey.

10.	This Agreement constitutes the entire Agreement between the parties regarding the subject matter hereof and may be changed or modified only by an instrument in writing that is signed by the parties.

The parties hereto have caused this Agreement to be executed as of the date indicated below.

AVENTIS PHARMACEUTICALS INC.

By	/s/ Michael S. Boyer	Date 8/4/03
Michael S. Boyer, RPh, MSc
Director, Clinical Oncology Programs

NOVACEA INC.

By	/s/ Brad Goodwin	Date 8/3/03
Name	Brad Goodwin
Title	Chief Executive Officer

EXHIBIT B

A Phase I/II Multicenter, Open-Label, Dose Ranging Study of DN-101 and Taxotere

in Patients with Advanced (Stage IIIB or IV) Non-Small Cell Lung Cancer (NSCLC)

Who Have Failed Previous Therapy with Platinum-Based Chemotherapy

(IIT #12196)

Novacea Inc.

Payment Schedule

Phase I:

Payment	Percentage	Milestone	Amount
First	25%	After signed contract and all required documents have been received by Aventis	$93,000

Second	10%	After receipt of documentation of 100% accrual for Phase I portion of study and all reported SAE’s (Fax copy of Medwatch form only)	$37,200

Third	15%	After receipt and review of Interim Report for completed Phase I portion of study and all reported SAE’s (Fax copy of Medwatch forms not previously submitted)	$55,800

Phase II:

Payment	Percentage	Milestone	Amount
Fourth	10%	After receipt of documentation of 45 % accrual (28 patients) for Phase II portion of study and all reported SAE’s (Fax copy of Medwatch forms not previously submitted)	$37,200

Fifth	15%	After receipt of documentation of 100% accrual (62 patients)* for Phase II portion of study and all reported SAE’s (Fax copy of Medwatch forms not previously submitted)	$55,800

Final	25%	After receipt and review of Final Study Report or Manuscript by Aventis	$93,000

Total	100%		$372,000
			(62 pts. @ $6,000.00/pt.)

*	Payment based on actual number of patients accrued to study.